UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

TRANE INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (732) 980-6000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On May 15, 2008, Trane Inc. (the “Company”) received notice from the trustee/administrator of the Trane Inc. Savings Plan and the Trane Inc. Employee Stock Ownership Plan informing the Company that activity in the Company stock funds under these plans (the “Stock Funds”) will be closed temporarily to any transactions, including participant transactions. The blackout period is expected to begin during the week of June 2, 2008 and end during the week of June 9, 2008.

The blackout period is being implemented in connection with the anticipated effective time of the merger (the “Merger”) involving the Company and Ingersoll-Rand Company Limited. The blackout period is necessary to ensure that all Company common stock transactions in the Stock Funds are fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the administrator of the plans can process the exchange of Company common stock for Ingersoll-Rand Company Limited common stock and cash. On May 19, 2008, the Company sent a notice to its directors and executive officers informing them that during the blackout period, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, they will be generally unable to trade in Company common stock acquired in connection with their service to the Company.

Information about the blackout period may be obtained, without charge by contacting Mark Cresitello by telephone at (732) 980-6000 or in writing at P.O. Box 6820, One Centennial Avenue, Piscataway, NJ 08855.

A copy of the notice provided to the Company’s directors and executive officers is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Notice to Directors and Executive Officers Concerning Limitations on Trading in Trane Inc. Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANE INC.

By:	/s/ Mary Elizabeth Gustafsson
Name:	Mary Elizabeth Gustafsson
Title:	Senior Vice President, General Counsel and Secretary

DATE: May 19, 2008